UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 10

                   GENERAL FORM FOR REGISTRATION OF SECURITIES
        UNDER SECTION 12(B) OR (G) OF THE SECURITIES EXCHANGE ACT OF 1934

                         CHINA ORGANIC AGRICULTURE, INC.
             (Exact Name of Registrant as Specified in its charter)

           FLORIDA                                        20-3505071
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

             Jilin Province Songyuan City ErMaPao Green Rice Limited
                East Ping Feng Xiang Zheng Fu, Qian Guo District
                 SongyuanCity, Jilin Province, P.R. China 131108

               (Address of principal executive offices) (Zip Code)
                     Issuer's telephone number: 0438-2283131

           Securities to be registered under Section 12(b) of the Act:

                                      None

           Securities to be registered under Section 12(g) of the Act:

           Common Stock,                    NASD Over the Counter Bulletin Board
         Par value $0.001                                 (OTCBB)

       (Title of each class                   (Name of each exchange on which
        to be so registered)                   each class is to be registered)

Indicate by check mark whether the registrant is a large accelerated filer, and accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer |_|                       Accelerated filer         |_|
Non-accelerated filer   |_|                       Smaller reporting company |X|

                                     Part I

Item 1.  Description of Business                                               3
Item 2.  Management's Discussion and Analysis of Financial
         Condition and Results of Operations                                   7
Item 3.  Description of Property                                              17
Item 4.  Security Ownership of Certain Beneficial Owners and Management       18
Item 5.  Directors, Executive Officers, Promoters and Control Persons         19
Item 6.  Executive Compensation                                               20
Item 7.  Certain Relationships and Related Transactions                       20
Item 8.  Description of Securities                                            20

                                     Part II

Item 1.  Market Price of and Dividends on the Registrant's Common
         Equity and Related Shareholder Matters                               23
Item 2.  Legal Proceedings                                                    23
Item 3.  Changes in and Disagreements with Accountants                        23
Item 4.  Recent Sales of Unregistered Securities                              24
Item 5.  Indemnification of Directors and Officers                            25

                                    Part F/S

Item 1.  Financial Statements                                               FS-1

                                    Part III

Item 1.  Index to Exhibits                                                    25
Item 2.  Description of Exhibits                                              25
Signatures                                                                    26
Exhibits
================================================================================

                                     PART I
                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Business.

General

Throughout this Form 10, the terms "we," "us," "our," and "Company" refer to China Organic Agriculture, Inc., a Florida corporation, and, unless the context indicates otherwise, includes our subsidiaries.

In March 2007, the Company, then known as Industrial Electric Services, Inc. ("INEL"), acquired through a reverse merger all of the shares of China Organic Agriculture Limited ("COA"). COA is a holding company formed under the laws of the British Virgin Islands that owns all of the issued and outstanding stock of Jilin Songyuan City ErMaPao Green Rice Limited ("ErMaPao"). ErMaPao is an operating company, organized under the laws of China in May, 2002. Prior to the consummation of the acquisition, the Company, formed on August 5, 2005 to acquire all the interests of Industrial Electric Services, LLC, a Kentucky limited liability company formed on December 10, 2003 under the laws of the State of Florida, was an inactive corporation with no significant assets and liabilities. In May 2007 we changed our name to China Organic Agriculture, Inc.

The acquisition of COA and ErMaPao was accounted for as a reverse acquisition. Consequently, the financial statements included herein for dates and periods prior to the consummation of the acquisition reflect the historical financial condition, results of operations and cash flows of COA and ErMaPao.

Through ErMaPao, the Company is now engaged in the business of rice production, processing and distribution.

ErMaPao was established in May 2002. The name is also the trademark, registered in China, under which the Company markets its product. It is one of the premier businesses in Songyuan City of Jilin Province. Since its formation, ErMaPao has been dedicated to the production of "green" organic rice. In 2003, we were presented with the "Brand Name" award at the Changchun China Agriculture Exposition. In 2004 we were awarded the gold medal at the 2004 Beijing International Agriculture Exposition. In 2004 ErMaPao received the ISO9001 -- 2000 international quality control management system certification and Jilin Province granted ErMaPao its trademark in June of 2006. We have been granted land use rights extending to at least 2032 by the Chinese Government over approximately 1,600 acres of land, on which we engage local farmers to farm rice. In concert with our own production, we have engaged in mutually beneficial, collaborative contracts with family units who supply us with rice grown on the approximately 4,660 acres to which they, in the aggregate, have been granted land use rights. We are able to exert control over the quality of the product produced, and are thus able to ensure that our high standards of quality are maintained. We supply the family units with seed, tools and training. Throughout the growth cycle, the family units are provided access to agronomists who advise them on the avoidance of common cultivation problems and on the maximization of yield. As of 2006, our production of rice is approximately 25% of the organic variety, and 75% of the green variety.

A "family unit" may be defined as one or more persons within a familial group who are capable of working a given plot of land. As family units vary in size, the amount of acreage allotted to them by the Chinese government varies. The plots allotted to the family units with whom we contract are sized from five to fifteen acres. We also obtain rice grown by third parties through market channels. We have contracted with several grain depots to increase our supplies of new rice, and hence our sales capacity. On the open market, the depots acquire grain which meets our certification standards, and we repurchase the grain from them at fixed prices pursuant to our agreements with them.

ErMaPao Organic Rice Series

ErMaPao trademark Organic Rice originates from Northeast China in the region of the Nen River. The Nen River is one of the few significant rivers in China that remains unpolluted. The plantation area used for Organic Rice is largely undeveloped land with rich soil full of nutrients. The taste and texture of our rice are considered superior, and it is particularly moist and delicious. ErMaPao Organic Rice is all-natural without any pollutants. ErMaPao Organic Rice is rich in protein, fiber, fats, amino acids, calcium, iron, zinc, selenium and other elements and vitamins.

ErMaPao Organic Rice is grown in accordance with "green" standards established by the Chinese Ministry of Agriculture. To qualify as "green" food must be produced in an appropriate ecological environment which relies upon natural resources, and must undergo a series of scientific and technological tests and quality control processes. The production process must follow specific techniques and meet standards established by the Ministry of Agriculture which make the food "green". Green food is generally considered to be of higher quality compared to regular foods. The water used to irrigate our facilities is from the unpolluted Nen River ("Nenjiang"), and the entire production process is free of any chemical fertilizers and pesticides. Our ErMaPao Green and Organic Rice were certified by China's Organic Food Development Center on May 24, 2003, as grade "A" organic products. Our production facility was officially named as an "organic producing base" by the Chinese National Agricultural Department's Organic Food Development Center on January 17, 2004. ErMaPao was certified as organic and grade AA by The China Organic Foods Certification Group on July 28, 2004, and also by the standards of the European Union. We accordingly require that the rice we purchase from the family units, and the rice we procure on the open market, meet these certification standards. The regulations of the China Organic Foods Certification Group provide that in order to be certified:

"AA" grade green food: the production quality and conditions be in line with "green food production environment quality standards." During the production process, no chemical pesticides, fertilizers, food additives, feed additives, veterinary drugs or anything known to be harmful to the environment or human health can be used. The AA grade is obtained through the use of organic fertilizer such as green manure, biological or physical methods of crop plantation, soil fertilization, and pest control. These procedures are taken to protect and improve the quality of products, thus ensuring the quality of products and meeting the standards of green food products.

"A" grade green food: the production quality of the environment must comport with "green food production environment quality standards," and there may be limited use of synthetic fertilizers and biotech production methods.

The Company has an agreement with the Jilin Agricultural University that provides for the Company to supply support to the University in its development of a curriculum of agricultural skills for its students, supply employment opportunities and training, and to supply financial support for agriculture-related research and development undertaken by the University. In return the University is to provide the Company with agriculturally-related technical information and services, and management training, as well as assistance in the development of grains, and guidance on soil, cultivation and crop management. A translation of the agreement is attached hereto as Exhibit 10.1.

Environmental Regulations: Compliance and Associated Costs

Our business depends on our ability to market goods produced under the foregoing green and organic foods standards. Thus we must comply with the Chinese environmental regulations applicable to businesses such as ours. Although complying with these standards increases our costs, we believe we recoup the increased expense by charging premium prices.

Processing

In addition to processing our rice in our own facilities, we have contracted with Wukeshu Grain Depot and Xinmiao Grain Depot, both major Chinese rice processors, to assist in readying our product for market. The rice is washed, separated by quality, husked, re-washed, polished and packaged into a variety of final sale containers. These processors handle our rice under our high standards of product and quality control.

      Xinmiao Grain Depot Agreement

We entered into a three-year agreement with Xinmiao Grain Depot in July, 2007. According to the agreement, Xinmiao will purchase grain from local farmers exclusively for ErMaPao. Xinmiao is obligated to provide 10,000 tons of processed rice in the first year of the contract, increasing to 11,000 and 12,000 tons in the second and third years, respectively. The agreement will significantly reduce our storage and administrative costs, making state-owned Xinmiao responsible for processing, storage and the transportation of the rice. Established in 1978, Xinmiao Grain Depot is one of the largest grain storing depots in China with a substantial storage capacity of 160,000 tons. A translation of the agreement is attached hereto as Exhibit 10.2.

      Wukeshu Grain Depot Agreement

We entered into a strategic partnership agreement with Wukeshu Grain Depot in July, 2007. According to the agreement, in the first year Wukeshu Grain Depot will process an estimated 60,000 tons of green rice grains, which will yield 42,000 tons of wholesale rice products to ErMaPao. The three-year agreement also calls for production to increase annually by 10%. Based in China's Chenlai District, Wukeshu is a state-owned wholesale grain depot with a 150,000 square-foot facility that has a storage capacity of more than 200,000 tons. As a condition of the agreement, Wukeshu is responsible for quality control, as well as for storage and packaging, and will process rice for ErMaPao exclusively. A translation of the agreement is attached hereto as Exhibit 10.3.

Distribution Channels

Our products are distributed through individual retailers and supermarket chains such as the Nanjing Suguo Supermarket, Hangzhou Agricultural Market, Beijing Chaoshifa Supermarket, Hualian Hypermarket and other major supermarkets in Shanghai and elsewhere. These sellers operate under agreements which provide sales targets, and which require our products to be attractively presented and maintained in their stores.

      Nanjing Suguo Supermarket

Nanjing Suguo Supermarket is one of the largest supermarket chains in China with annual sales reaching $3 billion, and 70% of those revenues are derived from agricultural and related items such as China Organic's ErMaPao rice products. Nanjing Suguo currently operates more than 1,600 locations, with plans in place to expand by several hundred more.

      Hualian Hypermarket

Hualian Hypermarket Co. retails our ErMaPao series of products. Our collaboration with Hualian is expected to generate in excess of $1.5 million in revenues from the retail system's four Beijing branches within the first year of the agreement. Hualian, which is listed on the Shanghai Stock Exchange, operates more than 50 retail mega-stores located across major cities in China.

      Huaxing Foods Limited

Huaxing is a major retailer in the Changchun region. We expect that our agreement with Huaxing will generate approximately $5 million of revenues within the first year of the agreement. A translation of the agreement is attached hereto as Exhibit 10.4.

      Changchun Qinghai Grain and Oil Company

Changchun Qingha Grain and Oil is a major retailer in the Changchun region. We expect that our agreement with Changchun Qinghai will generate approximately $10 million of revenues within the first year of the agreement. A translation of the agreement is attached hereto as Exhibit 10.5.

      Songyuan Grain and Oil Company

Songyuan Grain and Oil is a major retailer in the Songyuan region. We expect that our agreement with Songyuan Grain and Oil will generate approximately $8 million of revenues within the first year of the agreement. A translation of the agreement is attached hereto as Exhibit 10.6.

      Shunda Grain and Oil Company

Shunda Grain and Oil is a major retailer in the Fuyu region. We expect that our agreement with Shunda will generate approximately $4 million of revenues within the first year of the agreement. A translation of the agreement is attached hereto as Exhibit 10.7.

      Tongda Grain and Oil Company

Tongda Grain and Oil is a major retailer for the Songyuan region. Our collaboration with Tongda is expected to generate over $2 million of revenues within the first year of the agreement. A translation of the agreement is attached hereto as Exhibit 10.8.

Property

The Chinese system of land apportionment involves the granting of land use rights, for a period of a minimum of 25 years per grant. In the absence of evidence of waste, or of the occurrence of certain of the contingencies elaborated under "Risk Factors" herein, land use rights may be extended indefinitely. Our current grant of use rights runs until 2032. The land is located in the Songnen Plains, one of the four largest irrigation areas in Northeast China. This area is newly developed "Primitive Undeveloped Land" with fertile, nutrient-rich soil. In addition, we own an office building with approximately 400 square meters of usable space on-site at the ErMaPao facility in Jilin Province.

Item 2. Management's Discussion and Analysis or Plan of Operation.

As discussed previously herein, the acquisition of COA and ErMaPao was accounted for as a reverse acquisition. Consequently, the financial statements included herein for dates and periods prior to the consummation of the acquisition reflect the historical financial condition, results of operations and cash flows of COA, and ErMaPao.

Results of operations for nine months ended September 30, 2007 and 2006

The following table presents certain consolidated statement of operations data for the nine months ending September 30, 2007 and the nine months ending September 30, 2006. The discussion following the table is based on these results.

                                                    9/30/2007        9/30/2006
                                                  ------------     ------------
Sales, net                                        $ 28,804,210     $  5,546,173
Cost of sales                                       18,676,637        3,212,480
                                                  ------------     ------------
Gross profit                                        10,127,573        2,333,693
Selling, general and
administrative expenses                                504,915          242,883
                                                  ------------     ------------
Income from operations                               9,622,658        2,090,810
                                                  ------------     ------------
Other (income)                                          (5,120)          (2,603)
Interest expense                                           103               --
                                                  ------------     ------------
Income before income taxes                           9,627,675        2,093,413
Provision for income taxes                                  --               --
                                                  ------------     ------------
Net income                                        $  9,627,675     $  2,093,413
                                                  ============     ============

Earnings per Share of Common Stock:

Basic                                             $       0.19     $       0.05
Dilutive                                          $       0.19     $       0.05

Sales

Sales for the nine months ending September 30, 2007 totaled $28,804,210 compared to $5,546,173 for the nine months ended September 30, 2006. This increase of $23,258,037 was attributable to the Company's expanding distribution channels in large supermarkets in Shanghai, Nanjing, and Beijing as well as to our reaching new, smaller retailers. This has also raised brand awareness among our customer base and rice consumers. The increase of production capacity and output also contributed to our increase in sales.

Gross Profit Margin

Gross profit margin for the nine months ending September 30, 2007 was 35.2% compared to 42.1% for the nine months ending September 30, 2006. The decrease in margin was due to higher sales of green rice, which has a lower margin compared to that of organic rice.

Operating Expense

Selling, general and administrative expense for the nine months ending September 30, 2007 totaled $504,915, or approximately 1.7% of sales, compared to $242,883, or approximately 4.3% of sales for the nine months ending September 30, 2006. The increase in expenses was due to the increase in major distribution channels and a higher number of sales associates, resulting in higher wage, transportation and other expenses.

Net Income

Net income was $9,627,675 or 33.4% of sales for the nine months ending September 30, 2007, compared to $2,093,413 or 37.7% of sales for the nine months ending September 30, 2006. This increase of $7,534,262 was largely due to the expansion of our sales and distribution channels and the resulting higher volume of sales.

Liquidity and Capital Resources

Cash has historically been generated from operations. Operations and liquidity needs are funded primarily through cash flows from operations and short-term borrowing. In August 2007 we received a loan of approximately $2.06 million from a company affiliated with certain shareholders in anticipation of increased capital expenditures. Cash and cash equivalents were $2,996,493 at September 30, 2007 and current assets totaled $12,398,065 at September 30, 2007. The Company's total current liabilities were $2,499,569 at September 30, 2007. Working capital at September 30, 2007 was $9,898,496. We believe that the funds available to us are adequate to meet our operating needs for the remainder of 2008. For the nine months ending September 30, 2007, net cash provided by operating activities was $909,986 compared to $181,302 for the nine months ending September 30, 2006.

Working Capital Requirements

During the first nine months of 2007, we spent $1,344,845 toward the purchase and assembly of a new processing line. We anticipate spending significant additional amounts so long as we are continuing to seek to increase our capacity, an ongoing process which we anticipate will continue for the next few


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

years. Historically, cash from operations and short term financing have been sufficient to meet our cash needs. We believe that we will be able to generate revenues from sales and raise capital through private placement offerings of our equity or debt securities to provide the necessary capital to meet anticipated cash needs. However, our actual working capital needs for the long and short term will depend upon numerous factors, including operating results, competition, and the availability of credit facilities, none of which can be predicted with certainty. If we are unable to raise capital, our future expansion will be limited.

Results of operations for the years ended December 31, 2006 and 2005

The following table presents certain consolidated statement of operations data for the year ending December 31, 2006 and the year ending December 31, 2005. The discussion following the table is based on these results.

                                         December 31, 2006     December 31, 2005
                                            -----------           -----------
Sales, net                                  $ 9,002,345           $ 6,601,698
Cost of sales                                 5,210,575             3,896,487
                                            -----------           -----------
Gross profit                                  3,791,770             2,705,211
Selling, general and
administrative expenses                         364,500               232,872
                                            -----------           -----------
Income from operations                        3,427,270             2,472,339
                                            -----------           -----------
Interest (income)                                (3,827)               (3,366)
                                            -----------           -----------
Income before income taxes                    3,431,097             2,475,705
Provision for income taxes                           --                    --
                                            -----------           -----------
Net income                                  $ 3,431,097           $ 2,475,705
                                            ===========           ===========

Sales

Sales for the year ended December 31, 2006 ("Fiscal 06") were $9,002,345 compared to $6,601,698 for the year ended December 31, 2005 ("Fiscal 05"). This increase of $2,400,647 was attributable to growth in the Company's rice production and entry into new retailers.

Gross Profit Margin

Gross profit margin for Fiscal 06 was 42.1% compared to 41.0% for Fiscal 05. The increase in gross profit margin reflects our ability to control costs while slightly increasing our output and prices received for our rice.

Operating Expense

Selling, general and administrative expense for Fiscal 06 totaled $364,500, or approximately 4.0% of Sales, compared to $232,872, or approximately 3.5% of sales for Fiscal 05. The increase in expenses was due to increase in distribution centers. The increase in expenses as a percentage of sales was due to increase training provided by the Company to employees at distribution centers.


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

Net Income

Net income was $3,431,097 or 38.1% of sales for Fiscal 06, compared to $2,475,705 or 37.2% of sales for Fiscal 05. The increase in net income was largely due to the expansion of our sales and distribution channels and the resulting higher volume of sales. The slight decrease in net income as a percentage of sales reflects costs incurred to expand sales.

Off-Balance Sheet Arrangements

We have never entered into any off-balance sheet financing arrangements and have never established any special purpose entities. We have not guaranteed any debt or commitments of other entities or entered into any options on non-financial assets.

Risk Factors

Risks Relating to Our Business

A new management team recently joined the Company. We cannot assure you that new management will be able to properly manage the direction of our company. If new management fails to properly manage and direct our company, we may be forced to scale back or abandon our existing operations, which may cause the value of our shares to decline.

Risks Associated with Acquisitions

The Company intends to expand its operations by acquiring other businesses. Any acquisition would place a strain on its management, administrative, operational, financial and other resources. The Company has limited experience in managing the acquisition of other businesses, effectuating rapid expansion and in managing a broader range of new services and operations which are geographically dispersed. There can be no assurance that the Company will be able to successfully expand its operations through acquisitions or internal growth or successfully manage such growth. The Company's growth prospects will be significantly affected by its ability to achieve greater penetration in new and existing geographic areas and to acquire new businesses. While the Company regularly evaluates possible acquisition opportunities, as of the date hereof, the Company has no agreements, commitments, understandings or arrangements with respect to any such acquisition. There can be no assurance that the Company will ultimately effect the acquisition of any candidate business, or that the Company will be able to successfully integrate into its operations any business which it may acquire. Any inability to do so, particularly in instances in which the Company has made significant capital investments, would have a material adverse effect on the Company.

The unsuccessful integration of a business or business segment we acquire could have a material adverse effect on our results.

As part of our business strategy, we expect to acquire assets and businesses relating to or complementary to our operations. These acquisitions will involve risks commonly encountered in acquisitions. These risks include exposure to unknown liabilities of the acquired companies, additional acquisition costs and unanticipated expenses. Our quarterly and annual operating results may fluctuate due to the costs and expenses of acquiring and integrating new businesses. We may also experience difficulties in integrating the operations and personnel of acquired businesses. Our ongoing business may be disrupted and our management's time and attention diverted from existing operations.


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

Our acquisition strategy will likely require additional debt or equity financing, resulting in additional leverage or dilution of ownership.

We cannot assure you that any future acquisition will be consummated, or that if consummated, that we will be able to integrate such acquisition successfully.

Our farming operations are concentrated in one geographical area.

All of our farming operations are located in Jilin Province, People's Republic of China. If this area should encounter adverse weather conditions, such as a drought or floods, or other conditions that adversely affect the production of rice, we could experience a reduction in our revenues, resulting in a significant adverse impact on our business and financial condition.

All of our farming operations are dedicated to the production of one crop.

Currently we produce one crop, rice. Consequently, we would be severely adversely affected by a decrease in the market price for rice. If our product becomes contaminated or is mislabeled, we may be subject to product liability claims, product recalls and increased scrutiny by regulators, any of which could adversely affect our business.

Agricultural products are vulnerable to contamination by organisms producing food-borne illnesses.

There is a risk that our products could become contaminated and injure or kill one or more customers. Also, products purchased from others for packing or distribution may contain contaminants that we are unable to identify. We may also encounter the same risks if a third party tampers with our products or if our products are inadvertently mislabeled. Shipment of adulterated products, even if inadvertent, is a violation of law and may lead to product liability claims, product recalls and increased scrutiny by state regulatory agencies, any of which could have a material adverse effect on our reputation, business, prospects, results of operations and financial condition.

A material disruption at our processing plant could seriously harm our financial condition and operating results.

We process all of our products at a single plant. Since we do not have operations elsewhere, a material disruption at this plant would seriously limit our ability to deliver products to our customers. Such disruption could be caused by a number of different events, including: labor issues; maintenance outages; prolonged power failures; equipment failure; a chemical spill or release; widespread contamination of our equipment; fires, floods, earthquakes or other natural disasters; or other operational problems. Any of these events would adversely affect our business, financial condition and operating results.

A decline in the demand for our product would have a material adverse effect on our business, financial condition and operating results.


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

The food industry is subject to changing consumer trends, demands and preferences. Medical studies detailing the healthy attributes of particular foods affect the purchase patterns, dietary trends and consumption preferences of consumers. From time to time, weight loss and control plans that emphasize particular food groups have been popular and have affected consumer preferences. Adverse publicity relating to health concerns and the nutritional or dietary value of our products could adversely affect consumption and, consequently, demand for our products. In addition, as all of our operations consist of the production and distribution of rice, a change in consumer preferences relating our products or in consumer perceptions regarding the nutritional value of processed food products could significantly reduce our sales volume. A reduction in demand for our products caused by these factors would have a material adverse effect on our business, financial condition and operating results.

Competition in our industry is intense and we may not be able to compete successfully. An inability to compete successfully could lead to the failure of our business.

The food processing industry is intensely competitive. Our business competes against large national processors, regional processors and store-based or local processors. The national processors have substantially greater financial and other resources than we do and some may enjoy cost advantages in buying equipment and other business necessities. If we or other regional competitors increase our market share, the major national processors could respond by offering special pricing promotions aimed at retaining business or seek to acquire or build regional processing capacities, any of which could hamper our expansion plans. If we cannot compete successfully against our competitors we will not be able to grow and expand our business and may not be able to continue in operation.

Attracting and retaining key personnel is an essential element of our future success.

Our future success depends to a significant extent upon the continued service of our executive officers and other key management and technical personnel and on our ability to continue to attract, retain and motivate executive and other key employees, including those in managerial, technical, marketing and information technology support positions. Experienced management and technical, marketing and support personnel are in demand and competition for their talents is intense. The loss of the services of one or more of our key employees or our failure to attract, retain and motivate qualified personnel could have a material adverse effect on our business, financial condition and results of operations.

If we lose the services of our chairman and chief executive officer, our business may suffer.

We are dependent upon Changqing Xu, our chief executive officer, and Huizhi Xiao, our chairman. The loss of their services could materially harm our business because of the cost and time necessary to retain and train replacements. Such a loss would also divert management attention away from operational issues. We do not have key-man term life insurance policy on either Mr. Xu or Mr. Xiao

Inability to manage the growth of our business may have a material adverse effect on our business, results or operations and financial condition.

Our future success will be highly dependent upon our ability to manage successfully the expansion of operations. Our ability to manage and support our


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

growth effectively will be substantially dependent on our ability to implement and maintain adequate financial, inventory, management controls, reporting and order entry systems and other procedures, and hire sufficient numbers of financial, accounting, administrative, and management personnel.

We will face many of the difficulties that companies in the early stage may face.

We have a limited operating history as a public agricultural company, which may make it difficult for you to assess our ability to grow our earnings and to identify merger or acquisition candidates. We encounter many of the difficulties that companies in the early stages of their development in new and evolving markets often face. We may continue to face these difficulties in the future, some of which may be beyond our control. If we are unable to successfully address these problems, our future growth and earnings will be negatively affected.

We may not accurately forecast our future revenues and operating results, which may fluctuate.

Our short operating history as a public company and the rapidly changing nature of the markets in which we compete make it difficult to accurately forecast our revenues and operating results. Furthermore, we expect our revenues and operating results to fluctuate in the future due to a number of factors, including the following:

o the success of identifying and completing mergers and acquisitions;
o the introduction of competitive products by different or new competitors;
o reduced demand for our products;
o difficulty in keeping current with changing technologies;
o changes in the eating habits of our customers;
o weather and other events that adversely affect our crop yields;
o changes in world demand for various food products and its impact on the price for our products.

Due to these factors, forecasts may not be achieved, either because expected revenues do not occur or because they occur at lower prices or on terms that are less favorable to us. In addition, these factors increase the chances that our results could diverge from the expectations of investors and analysts. If so, the market price of our stock could decline.

We may issue shares of our capital stock or debt securities to complete an acquisition, which would reduce the equity interest of our current stockholders.

Although we have no commitments as of the date of this report to issue our securities, we may issue additional shares of our common stock or preferred stock, or a combination of common and preferred stock, to complete an acquisition. The issuance of additional shares of our common or preferred stock may significantly reduce the equity interest of our current stockholders, may subordinate the rights of holders of our common stock if preferred stock is issued with rights senior to the common stock and may adversely affect prevailing market prices for our common stock. Similarly, if we issue debt securities, it could result in default and foreclosure on our assets if our cash flows were insufficient to pay our debt obligations. Acceleration of our obligations to repay indebtedness, even if we have timely made all principal and interest payments, due to our failure to comply with covenants, including financial ratios or reserves required by the debt instruments, could also result in default and foreclosure on our assets.

Risks Related to Doing Business in the People's Republic of China

Our business operations take place primarily in China. Because Chinese laws, regulations and policies are continually changing, our Chinese operations will face several risks summarized below.

Limitations on Chinese economic market reforms may discourage foreign investment in Chinese businesses.

The value of investments in Chinese businesses could be adversely affected by political, economic and social uncertainties in China. The economic reforms in China in recent years are regarded by China's central government as a way to introduce economic market forces into China. However, given the overriding desire of the central government leadership to maintain stability in China amid rapid social and economic changes, the economic market reforms of recent years could be slowed, or even reversed.

Change in policy by the Chinese government could adversely affect investments in Chinese businesses.

Changes in policy could result in imposition of restrictions on currency conversion, imports or the source of suppliers, as well as new laws affecting joint ventures and foreign-owned enterprises doing business in China. Although China has been pursuing economic reforms for the past two decades, events such as a change in leadership or social disruptions that may occur upon the proposed privatization of certain state-owned industries, could significantly affect the government's ability to continue with its reform.

We face economic risks in doing business in China.

As a developing nation, China's economy is more volatile than that of developed Western industrial economies. It differs significantly from that of the U.S. or a Western European country in such respects as structure, level of development, capital reinvestment, resource allocation and self-sufficiency. Actions by the central government of China could have a significant adverse effect on economic conditions in the country as a whole and on the economic prospects for our Chinese operations.

The Chinese legal and judicial system may negatively impact foreign investors.

China's system of laws is still under development and is not yet comprehensive. The legal and judicial systems in China are still rudimentary, and enforcement of existing laws is inconsistent. Many judges in China lack the depth of legal training and experience that would be expected of a judge in a more developed country. Because the Chinese judiciary is relatively inexperienced in enforcing the laws that do exist, anticipation of judicial decision-making is more uncertain than would be expected in a more developed country. It may be impossible to obtain swift and equitable enforcement of laws that do exist, or to obtain enforcement of the judgment of one court by a court of another jurisdiction. China's legal system is based on written statutes; a decision by one judge does not set a legal precedent that is required to be followed by judges in other cases. In addition, the interpretation of Chinese laws may be varied to reflect domestic political changes.

The promulgation of new laws, changes to existing laws and the pre-emption of local regulations by national laws may adversely affect foreign investors.

A change in leadership, social or political disruption, or unforeseen circumstances affecting China's political, economic or social life may affect the Chinese government's ability to continue to support and pursue reforms beneficial to foreign investors. Such a shift could have a material adverse effect on our business and prospects.

Because our principal assets are located outside of the United States and all of our directors and executive officers reside outside of the United States, it may be difficult for you to enforce your rights under the United States Federal Securities laws against us and our officers and directors in the United States or to enforce judgments of United States courts against us or them in the People's Republic of China.

Our directors and executive officers reside outside of the United States. In addition, our operating subsidiaries and substantially all of our assets are located outside of the United States. You will find it difficult to enforce your legal rights based on the civil liability provisions of the United States Federal Securities laws against us in the courts of either the United States or the People's Republic of China and, even if civil judgments are obtained in courts of the United States, to enforce such judgments in the courts of the People's Republic of China. In addition, it is unclear if extradition treaties in effect between the United States and the People's Republic of China would permit effective enforcement against us or our officers and directors of criminal penalties, under the United States Federal securities laws or otherwise.

Economic Reform Issues

Although the Chinese government owns the majority of productive assets in China, during the past several years the government has implemented economic reform measures that emphasize decentralization and encourage private economic activity. Because these economic reform measures may be inconsistent or ineffectual, there are no assurances that:

- We will be able to capitalize on economic reforms;

- The Chinese government will continue its pursuit of economic reform policies;

- The economic policies, even if pursued, will be successful;

- Economic policies will not be significantly altered from time to time; and

- Business operations in China will not become subject to the risk of nationalization.

Risks Relating to our Common Stock and our Status as a Public Company

The price of our common stock may be affected by a limited trading volume and may fluctuate significantly. There has been a limited public market for our common stock and we cannot assure you that an active trading market for our stock will develop or, if developed, will be maintained. The absence of an active trading market may adversely affect our stockholders' ability to sell our common stock in short time periods, or possibly at all. In addition, we cannot assure you that you will be able to sell shares of common stock that you have purchased without incurring a loss. The market price of our common stock may not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value, and may not be indicative of the market price for the common stock in the future. In addition, the market price for our common stock may be volatile depending on a number of factors, including business performance, industry dynamics, and news announcements or changes in general economic conditions. Future sales of our common stock may cause our stock price to decline. The sale of a large number of our shares, or the perception that such a sale may occur, may lower our stock price. Such sales could make it more difficult for us to sell equity securities in the future at a time and price that we consider appropriate.

Issuance of our reserved shares of common stock may significantly dilute the equity interest of existing shareholders.

We have reserved 20,000,000 shares in connection with our equity credit facility. Issuance of these shares may have the effect of diluting the equity interest of our existing stockholders and may have an adverse effect on the market price of our common stock

We do not anticipate paying any dividends on our common stock; because of this our securities could face devaluation in the market.

It is not anticipated that any dividends will be paid to holders of our common stock in the foreseeable future. While our dividend policy will be based on the operating results and capital needs of the business, it is anticipated that any earnings will be retained to finance our future expansion and for the implementation of our new business plan. As an investor, you should take note of the fact that a lack of a dividend can further affect the market value of our stock.

We will continue to incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance requirements.

As a public company we incur significant legal, accounting and other expenses under the Sarbanes-Oxley Act of 2002, together with rules implemented by the Securities and Exchange Commission and applicable market regulators. These rules impose various requirements on public companies, including requiring certain corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these new compliance requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly.

In addition, the Sarbanes-Oxley Act requires, among other things, that we maintain effective internal controls for financial reporting and disclosure controls and procedures. In particular, commencing in 2007, we must perform system and process evaluations and testing of our internal controls over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Our testing, or the subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses. Compliance with Section 404 may require that we incur substantial accounting expenses and expend significant management efforts. If we are not able to comply with the requirements of
Section 404 in a timely manner, or if our accountants later identify deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline and we could be subject to sanctions or investigations by the SEC or other applicable regulatory authorities.

Our stockholders may experience significant dilution if future equity offerings are used to fund operations or acquire businesses.

If working capital or future acquisitions are financed through the issuance of equity securities, our stockholders will experience significant dilution. In addition, securities issued in connection with future financing activities or potential acquisitions may have rights and preferences senior to those of our common stock.

Lack of management control by purchasers of our common stock

Our chairman, Huizhi Xiao, beneficially owns approximately 20% of the outstanding shares of our common stock. In addition, other beneficial owners of more than 5% of our common stock in the aggregate owned approximately 56% of our common stock. As a result of this concentration of ownership, you and our other stockholders, acting alone, do not have the ability to determine the outcome of matters requiring stockholder approval, including the election of our directors or significant corporate transactions. In addition, this concentration of ownership, which is not subject to any voting restrictions, may discourage or thwart efforts by third parties to take-over or effect a change in control of our company that may be desirable for you and are other stockholders, and may limit the price that investors are willing to pay for our common stock.

Our Board of Directors has the authority, without stockholder approval, to issue preferred stock with terms that may not be beneficial to common stock holders and with the ability to adversely affect stockholder voting power and perpetuate the Board's control over the Company.

Our certificate of incorporation authorizes the issuance of up to 1,000,000,000 shares of common stock, par value $0.001 per share. Our Board of Directors by resolution may authorize the issuance of up to 20,000,000 shares of preferred stock in one or more series with such limitations and restrictions as it may determine, in its sole discretion, with no further authorization by security holders required for the issuance thereof. The Board may determine the specific terms of the preferred stock, including: designations; preferences; conversions rights; cumulative, relative; participating; and optional or other rights, including: voting rights; qualifications; limitations; or restrictions of the preferred stock.

The issuance of preferred stock may adversely affect the voting power and other rights of the holders of common stock.

Preferred stock may be issued quickly with terms calculated to discourage, make more difficult, delay or prevent a change in control of our Company or make removal of management more difficult. As a result, the Board of Directors' ability to issue preferred stock may discourage a potential hostile acquirer. Negotiating with a hostile acquirer may result in, among other things, terms more favorable to our stockholders. Conversely, the issuance of preferred stock may adversely affect any market price of, and the voting and other rights of the holders of the common stock. We presently have no plans to issue any preferred stock.

Item 3. Description of Property.

We have been granted land use rights extending to at least 2032 by the Chinese Government over approximately 1,600 acres of land, on which we engage local farmers to farm rice. In concert with our own production, we have engaged in mutually beneficial, collaborative contracts with family units who supply us with rice grown on the approximately 4,660 acres to which they, in the aggregate, have been granted land use rights. We are able to exert control over the quality of the product produced, and to ensure that our standards of quality are maintained. We supply the family units with seed, tools and training. Throughout the growth cycle, the family units are provided access to agronomists who advise them on the avoidance of common cultivation problems and on the maximization of yield. Our production of rice is approximately 25% of the organic variety, and 75% of the green variety.

A "family unit" is defined as one or more persons within a familial group who are capable of working a given plot of land. As family units vary in size, the amount of acreage allotted to them varies. The plots allotted to the family units with whom we contract are sized from five to fifteen acres.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth information known to us regarding beneficial ownership of our common stock as of December 31, 2007 by (i) each person known by us to own beneficially more than 5% of the outstanding common stock, (ii) each of our directors and executive officers, (iii) any other "Named Executive Officer" identified in the Executive Compensation section, below, and (iv) all of our officers and directors as a group. Except as otherwise indicated, we believe, based on information provided by each of the individuals named in the table below, that such individuals have sole investment and voting power with respect to such shares, subject to community property laws, where applicable. Each executive officer and director may be contacted c/o the Company, Jilin Province Songyuan City ErMaPao Green Rice Limited, East Ping Feng Xiang Zheng Fu, Qian Guo District Songyuan City, Jilin Province, P.R. China 131108.

--------------------------------------------------------------------------------
                                                        Amount and
                                                         Nature of
             Name and Address of                        Beneficial       Percent
              Beneficial Owner                            Owner         Of Class
--------------------------------------------------------------------------------
Xia Wu                                                 15,000,000         29.1
--------------------------------------------------------------------------------
Huizhi Xiao                                            10,114,873         19.6
--------------------------------------------------------------------------------
Luxesource International Limited                        6,175,975         12.0
Shennan Zhong Road, PO Box 031-072
Shenzhen 518000, China
--------------------------------------------------------------------------------
Simple (Hong Kong) Investment &                         2,882,121          5.6
Management Company Limited
Shennan Zhong Road, PO Box 031-072
Shenzhen 518000, China
--------------------------------------------------------------------------------
Changqing Xu                                                0               0
--------------------------------------------------------------------------------
Xuefeng Guo                                                 0               0
--------------------------------------------------------------------------------
Shujie Wu                                                   0               0
--------------------------------------------------------------------------------
Zhouzhe Jin                                                 0               0
--------------------------------------------------------------------------------
Jingyong                                                    0               0
Ma
--------------------------------------------------------------------------------
Officers and Directors as a group (6 persons)          10,114,873         19.6%
--------------------------------------------------------------------------------

Item 5. Directors and Executive Officers, Promoters and Control Persons.

Our directors and executive officers are:

   Name               Age                 Title

   Changqing Xu       37         Chief Executive Officer
   Xuefeng Guo        34         Chief Financial Officer and Secretary
   Huizhi Xiao        46         Chairman and Director
   Shujie Wu          38         Director
   Zhouzhe Jin        68         Director
   Jingyong Ma        56         Director

Huizhi Xiao was elected Chairman of our Board of Directors on June 4, 2007, and Zhouzhe Jin and Jingyong Ma were appointed on July 18, 2007 and August 1, 2007, respectively. Shujie Wu was appointed a director on March 30th 2007. Xuefeng Guo was appointed CFO on November 7, 2007, and Changqing Xu was appointed CEO on December 7, 2007. The business experience of each director and executive officer of the Company is set forth below.

Changqing Xu, 37, was from 2002 to December 2007 the CEO of food distributor Hubei Tianjian Limited, in charge of the company's investment plans and policies as well as management and market expansion. During this time, he worked with local agricultural universities to improve rice grain quality and increase grain production, and negotiated exclusive retail agreements in the Hubei and Hunan area as well. Prior to joining Hubei, Mr. Xu served as COO of Shanghai Huaying Investments Limited, in charge of market planning, internal control, financing, and asset restructuring, and was a market manager and managing director of Shenzhen Fuxing Printing Company Limited, in charge of sales and promotions of its products.

Huizhi Xiao, 46, graduated from Jilin Agricultural University and is a senior agronomist with many years of experience in the food processing industry, particularly in rice processing. He is a prominent figure in the China's agriculture industry with a reputation as an innovator with extensive management experience through several past enterprises. From 1990-2002 he was General Manager of Qianguo District Guangsha Construction Company. From 2002 to the present he has served as President of Songyuan City ErMaPao Green Rice Limited, now our subsidiary.

Shujie Wu, 38, served, from 2002 to 2004 as Chairman of Dongguan Shijin Market Investment Company Limited. From 2003 to 2005, Wu served as Chairman of Guangzhou City Weirong Investment Consulting Company Limited, and from 2005, to 2007, served as Managing Director of Jiayuanfen International Investments Company Limited.

Zhouzhe Jin, 68, is a senior agronomist and recipient of the "National Special Contributions" Award. Jin graduated from Yanbian Agricultural College, and thereafter was assigned to Jilin Province Qianguo District's Agricultural Bureau on agricultural systems. In December 1969, he was delegated to Qianguo District Jilatu Agricultural Station. He also served as deputy mayor of Jilatu. While working with the agricultural bureau, Jin conducted agricultural scientific experiments such as paddy field phosphorus test, dry seeding, courtyard seeding, formulated fertilization of rice, and the "Three Dry Cultivation Methods".

Jingyong Ma, 56, is an agricultural specialist and researcher. Since 1970, Mr. Ma has been a lecturer to the graduate students of the Jilin Agricultural Academy, while also conducting research on quality of rice grains, new varieties of rice breeding, and rice grain breeding genetics. Since January 2005, Mr. Ma has been retained by the Company as a rice grain specialist and consultant. Mr. Ma has developed a variety of new species of grains which are of high quality, high production value, and high resistance to disease and blight. Mr. Ma was commended in 1998 for outstanding contributions of young technical professionals in Jilin and was awarded the State Council's "Government's special allowances" in 2001.

Item 6. Executive Compensation.

All employment agreements with our current executive officers are terminable at will, and no such agreement provides for compensation of or in excess of US$100,000.00. Set forth below is information regarding the compensation paid to Mr. Edward Lynch, Chief Executive Officer of the Company during 2005 and 2006.

------------------------------------------------------------------------------------------------------------------------
                                                                         Non-Equity    Nonqualified
                                                                          Incentive      Deferred
     Name and                                       Stock      Option       Plan       Compensation
Principal Position     Year     Salary    Bonus     Awards     Awards     Operation      Earnings     All Other    Total
------------------------------------------------------------------------------------------------------------------------
    Edward Lynch       2006      -0-       -0-       -0-        -0-          -0-           -0-           -0-        -0-
  Chief Executive
      Officer
------------------------------------------------------------------------------------------------------------------------
    Edward Lynch       2005       V        -0-       -0-         V           -0-           -0-           -0-        -0-
  Chief Executive
      Officer
------------------------------------------------------------------------------------------------------------------------

Item 7. Certain Relationships and Related Transactions and Director
Independence.

Related party advances are non-interest bearing, due on demand, and unsecured. Related party advances totaling $41,750 were advanced during 2005 and repaid during 2006.

During 2006 and 2005, the Company utilized office space and office amenities of a related entity. The Company recorded $900 and $3,600, respectively, for this as rent expense provided as a contribution of capital.

During the year ended December 31, 2006 property and equipment with net book value of $17,718 was transferred to a related party, former shareholder, who in turn assumed a debt of $20,740, thus resulting in the Company recording a gain of $3,023.

The above terms and amounts are not necessarily indicative of the terms and amounts that would have been incurred had comparable transactions been entered into with independent parties.

Item 8. Description of Securities.

We are incorporated in the State of Florida. We are authorized to issue up to 1,000,000,000 shares of common stock, par value $0.001 per share, and 20,000,000 shares of preferred stock, par value $0.001 per share. Below is a description of our outstanding securities, including our common stock, options, warrants and debt.

Preferred Stock

Our Board of Directors expressly is authorized, subject to limitations prescribed by the Florida Statutes and the provisions of our Certificate of Incorporation, to provide, by resolution and by filing an amendment to the Certificate of Incorporation under the Florida Statutes, for the issuance from time to time of the shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences and other rights of the shares of each such series and to fix the qualifications, limitations and restrictions thereon, including, but without limiting the generality of the foregoing, the following:

a) the number of shares constituting that series and the distinctive designation of that series;

b) the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

c) whether that series shall have voting rights, in addition to voting rights provided by law, and, if so, the terms of such voting rights;

d) whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;

e) whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

f) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

g) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and

h) any other relative powers, preferences and rights of that series, and qualifications, limitations or restrictions on that series. In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of preferred stock of each series shall be entitled to receive only such amount or amounts as shall have been fixed by the certificate of designations or by the resolution or resolutions of the Board of Directors providing for the issuance of such series. Common Stock Each holder of our common stock is entitled to one vote for each share held of record.

Holders of our common stock have no preemptive, subscription, conversion, or redemption rights. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to receive our net assets pro rata. Each holder of our common stock is entitled to receive ratably any dividends declared by our Board of Directors out of funds legally available for the payment of dividends. We have not paid any dividends on our common stock and do not contemplate doing so in the foreseeable future. We anticipate that any earnings generated from operations will be used to finance our growth.

On April 19, 2007, we issued to Trilogy Capital Partners, Inc. ("Trilogy") 350,000 warrants (the "Warrants"). Each warrant entitles Trilogy to purchase one share of our common stock, no par value per share, at an exercise price of $1.50 per share (subject to adjustment as described in the following paragraph). The Warrants were issued to Trilogy in partial consideration for certain investor relations and marketing services to be rendered by Trilogy, and further services Trilogy promised to render, including working in conjunction with our management, securities counsel, investment bankers, auditors and marketing director, and under supervision of executive management. The unregistered issuance was made in reliance upon an exemption available under Section 4(2) of the Securities Act of 1933, as amended. A copy of the Warrant Agreement is attached hereto as Exhibit 4.1.

The Warrants are exercisable as of the date of issuance and terminate on April 19, 2009, and provided for a cashless exercise by the Warrant holder. The exercise price per Warrant shall be adjusted equitably to account for payments by us of dividends in our common stock or securities convertible or exercisable into our common stock or any subdivision/split or combination of our issued and outstanding shares of common stock into a greater or lesser, respectively, number of such shares. In the event of any other reclassification of the outstanding shares of our common stock, or in the event of any merger or consolidation in which we are not the continuing entity which results in any reclassification or capital reorganization of our outstanding shares of common stock, the Warrant holder shall thereafter have the right until the expiration date of the Warrant to receive upon exercise, for the same aggregate exercise price otherwise payable immediately prior to reclassification, merger or consolidation, the kind and amount of shares of stock or other securities or property receivable thereupon by a holder of the number of shares of common stock obtainable upon the exercise of the Warrants immediately prior thereto. If we determine to register any of our common stock under the Securities Act of 1933 for sale in connection with a public offering (other than pursuant to an employee benefit plan or a merger, acquisition or similar transaction), we shall give written notice thereof to the Warrant holders and include in any related registration statement any of shares of common stock issuable upon exercise of the Warrants which the Warrant holder may request by a writing delivered to us within 15 days after our notice to such holder, subject to customary restrictions in the event of a firmly committed underwritten offering. As of December 31, 2007, we had outstanding 51,548,776 shares of common stock.

Disclosure of SEC Position on Indemnification for Securities Act Liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our Directors, officers and controlling persons, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a Director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                     PART II

Item 1. Market Price of and Dividends on Registrant's Common Equity and Related Stockholder Matters.

            The Company's common stock is traded on the NASD Over the
              Counter Bulletin Board (the "OTCBB"). We have not as
                 yet paid dividends to the holders of the stock.

                                                  High     Low
                                                 -----    -----
2005

First Quarter                                      N/A      N/A
Second Quarter                                     N/A      N/A
Third Quarter                                      N/A      N/A
Fourth Quarter                                     N/A      N/A

2006

First Quarter                                      N/A      N/A
Second Quarter                                     N/A      N/A
Third Quarter                                      N/A      N/A
Fourth Quarter                                   $1.57    $0.51

2007

First Quarter                                    $2.00    $0.51
Second Quarter                                   $2.09    $1.01
Third Quarter                                    $4.00    $1.15
Fourth Quarter                                   $4.25    $1.50

Item 2. Legal Proceedings.

We are not a party to any legal proceedings.

Item 3. Changes in and Disagreements with Accountants.

On March 28, 2007, we appointed the firm of Morgenstern, Svoboda & Baer, CPAs, P.C. ("New Auditor") as our independent auditor and dismissed the firm of Pender Newkirk & Company LLP ("Former Auditor"), which had served as our independent auditor until that date. The Former Auditor was our auditor prior to the acquisition by our company of ErMaPao and China Organic Agriculture, Ltd.

The reports of the Former Auditor on our financial statements for the fiscal years ended December 31, 2005 and December 31, 2006 did not contain an adverse opinion, a disclaimer of opinion or any qualifications or modifications related to uncertainty, limitation of audit scope or application of accounting principles. During the fiscal years ending December 31, 2005 and December 31, 2006 and the period from December 31, 2006 to March 28, 2007, the Company did not have any disagreements (within the meaning of Instruction 4 of Item 304 of Regulation S-K) with the Former Auditor as to any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure and there have been no reportable events (as defined in Item 304 of Regulation S-K).

Item 4. Recent Sales of Unregistered Securities.

Common Stock

During the past three years, we issued the following unregistered securities pursuant to various exemptions from registration under the Securities Act of 1933, as amended: On August 5, 2005, we issued 9,000,000 shares to Edward Lynch, our former President, Chief Executive Officer and director, and 6,000,000 shares to Keith Yates, our former Chief Operating Officer and director, in exchange for each of Messrs. Lynch and Yates respective membership interests in Industrial Electric Services, LLC.

On February 21, 2007, the Company converted the entire principal outstanding under its promissory note in the amount of $78,285 into an aggregate of 8,750,000 shares of common stock at a conversion price of $0.009 per share. These shares of common stock were issued pursuant to an exemption under Section 4(2) under the Securities Act.

On March 15, 2007, we issued a total of 27,448,776 shares of our common stock to the shareholders of China Organic Agriculture Limited ("COA"), a British Virgin Islands company, in connection with the merger of our wholly-owned subsidiary, INEL Merger Sub, Inc. ("SUB") with and into COA in accordance with the certain Agreement and Plan of Merger, dated as of March 15, 2007, by and among us, SUB, COA and the shareholders of COA. These shares were issued without registration under Section 5 of the Securities Act of 1933, as amended (the "Securities Act") in reliance on the exemption from registration contained in Section 4(2) of the Securities Act and Regulation S under the Securities Act.

We believe that all of the requirements to qualify to use the exemption from registration contained in Section 4(2) of the Securities Act have been satisfied in connection with the issuance of these shares. Specifically, (i) we have determined that each investor is knowledgeable and experienced in finance and business matters and thus is able to evaluate the risks and merits of acquiring our securities; (ii) each investor has advised us that he, she or it is able to bear the economic risk of purchasing our common stock; (iii) we have provided each investor with access to the type of information normally provided in a prospectus; and (iv) we did not use any form of public solicitation or general advertising in connection with the issuance of the shares.

We also believe that the issuance of our shares to these investors constituted an offshore transaction. Each investor was a resident of China, and at the time we offered to issue our shares to these investors, each investor was located in China. At the time we issued our common stock to these investors, we reasonably believed that each investor was outside of the United States. As a result, we believe that these facts also enable us to rely on Regulation S for an exemption from the registration requirements of Section 5 of the Securities Act with respect to the issuance of these shares.

Warrants

On April 19, 2007, we issued to Trilogy Capital Partners a Warrant to purchase 350,000 shares of our common stock at an exercise price of $1.50 per share. The Warrant was and upon exercise of the Warrant, the underlying shares will be, issued without registration under the Securities Act in reliance upon the exemption from registration provided by Section 4(2). We believe that the requirements necessary to satisfy Section 4(2) were met in that the Warrant was issued to one entity without the benefit of any general solicitation, and the Warrant has and the certificate representing the underlying shares when issued will have, affixed thereon a legend restricting the transfer of the Warrant or such shares except in compliance with the Securities Act.

Item 5. Indemnification of Directors and Officers.

Section 607.0850 of the Florida Business Corporation Act permits us to indemnify, under certain conditions, our directors, officers, employees and agents against all expenses, liabilities and losses reasonably incurred by them in the course of their duties. This may reduce the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from suing directors for breaches of their duty of care, even though such an action, if successful, might otherwise benefit us and our stockholders.

                                    PART F/S

The Company submits with this Registration Statement the financial statements listed in the Index to Financial Statements following this report's signature page.

                                    PART III

Item 1. Index to Exhibits.

Item 2. Description of Exhibits.

3(i).1      Articles of Incorporation
3(i).2      Certificate of Amendment to Articles of Incorporation
3(ii)       Bylaws
4.1         Warrant Agreement between China Organic Agriculture, Inc. and
            Trilogy Capital Partners, Inc.
10.1        Agreement between ErMaPao and Jilin University (translation)
10.2        Agreement between ErMaPao and Xinmiao Grain Depot (translation)
10.3        Agreement between ErMaPao and Wukeshu Grain Depot (translation)
10.4        Agreement between ErMaPao and Huaxing Foods Limited (translation)
10.5        Agreement between ErMaPao and Songyuan City Grain and Oil Company
            (translation)
10.6        Agreement between ErMaPao and Changchun City Qinghai Grain and Oil
            Company (translation)
10.7        Agreement between ErMaPao and Shunda Grain and Oil Company
            (translation)
10.8        Agreement between ErMaPao and Tongda Grain and Oil Company
            (translation)

                                   SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                 CHINA ORGANIC AGRICULTURE, INC.

Date: February 13, 2008


                                                 By: /s/ Changqing Xu
                                                     ---------------------------
                                                     Changqing Xu
                                                     Chief Executive Officer

                         CHINA ORGANIC AGRICULTURE, INC.

                        CONSOLIDATED FINANCIAL STATEMENTS

                               SEPTEMBER 30, 2007

                                TABLE OF CONTENTS

Report of Independent Registered Public Accounting Firm                        3

Consolidated Balance Sheets                                                    4

Consolidated Statements of Income                                            5-6

Consolidated Statements of Cash Flows                                          7

Consolidated Statements of Stockholders Equity                                 8

Notes to  Consolidated Financial Statements                               9 - 18

MORGENSTERN, SVOBODA, & BAER, CPA's, P.C.

CERTIFIED PUBLIC ACCOUNTANTS
40 Exchange Place, Suite 1820
New York, NY 10005
TEL: (212) 925-9490
FAX: (212) 226-9134
E-MAIL: MSBCPAS@GMAIL.COM

Board of Directors and Stockholders of
China Organic Agriculture, Inc.

We have reviewed the accompanying consolidated balance sheet of China Organic Agriculture, Inc. as of September 30, 2007 and the consolidated statements of operations for the nine and three months then ended, and consolidated statements of cash flows and shareholders equity for the nine months then ended. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying interim financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with auditing standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of China Organic Agriculture, Inc. as of December 31, 2006 and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for the year then ended; and in our report dated February 23, 2007 we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying consolidated balance sheet as of December 31, 2006, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.


Morgenstern, Svoboda & Baer, CPAs, P.C.
Certified Public Accountants

New York, NY
November 7, 2007

                         CHINA ORGANIC AGRICULTURE, INC.
                           CONSOLIDATED BALANCE SHEET
                    SEPTEMBER 30, 2007 AND DECEMBER 31, 2006

                                      ASSETS           9/30/2007    12/31/2006
                                                      -----------   -----------
Current Assets
Cash and cash equivalents                             $ 2,996,493   $   316,461
Accounts receivable, net                                4,372,755       801,719
Inventory                                               4,349,155       436,395
Other receivables and prepaids                            679,662         3,284
                                                      -----------   -----------
Total Current Assets                                   12,398,065     1,557,859

Property & equipment, net                               1,032,424       721,728

Intangibles, net                                        3,340,533     3,444,220
                                                      -----------   -----------

Total Assets                                          $16,771,022   $ 5,723,807
                                                      ===========   ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Notes payable related party                           $ 2,063,797   $        --
Accounts payable and accrued expenses                     435,772     1,148,473
Taxes payable                                                  --        51,649
                                                      -----------   -----------
Total Current Liabilities                               2,499,569     1,200,122
                                                      -----------   -----------
Stockholders' Equity

Preferred stock, par value, $0.001 per share
20,000,000 shares authorized, none outstanding
Common stock,  par value, "nil"                         3,931,976     3,862,976
1,000,000,000 shares authorized
51,548,776 and 42,798,776 issued and outstanding
Statutory reserves                                        824,168       824,168
Other comprehensive income                                116,231        65,137
Retained earnings                                       9,399,078      (228,596)
                                                      -----------   -----------
Total Stockholders' Equity                             14,271,453     4,523,685
                                                      -----------   -----------
Total Liabilities and Stockholders' Equity            $16,771,022   $ 5,723,807
                                                      ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                         CHINA ORGANIC AGRICULTURE, INC.

                        CONSOLIDATED STATEMENTS OF INCOME
             FOR THE NINE MONTHS ENDING SEPTEMBER 30, 2007 AND 2006

                                                    9/30/2007        9/30/2006
                                                  ------------     ------------
Sales, net                                        $ 28,804,210        5,546,173

Cost of sales                                       18,676,637        3,212,480
                                                  ------------     ------------
Gross profit                                        10,127,573        2,333,693

Selling, general and administrative expenses           504,915          242,883
                                                  ------------     ------------
Income from operations                               9,622,658        2,090,810
                                                  ------------     ------------

Other (income)                                          (5,120)          (2,603)
Interest expense                                           103               --
                                                  ------------     ------------
Income before income taxes                           9,627,675        2,093,413

Provision for income taxes                                  --
                                                  ------------     ------------
Net income                                        $  9,627,675        2,093,413
                                                  ============     ============

Earnings per Share of Common Stock:
Net Income:
Basic                                             $       0.19     $       0.05
Dilutive                                          $       0.19     $       0.05

   The accompanying notes are an integral part of these financial statements.

                         CHINA ORGANIC AGRICULTURE, INC.

                        CONSOLIDATED STATEMENTS OF INCOME
             FOR THE THREE MONTHS ENDING SEPTEMBER 30, 2007 AND 2006

                                                    9/30/2007        9/30/2006
                                                  ------------     ------------
Sales, net                                        $ 22,370,228        1,535,300

Cost of sales                                       14,825,974          879,922
                                                  ------------     ------------
Gross profit                                         7,544,254          655,378

Selling, general and administrative expenses           318,441           80,886
                                                  ------------     ------------
Income from operations                               7,225,813          574,492
                                                  ------------     ------------

Other (income)                                          (2,305)          (1,046)
Interest expense                                           103               --
                                                  ------------     ------------
Income before income taxes                           7,228,015          575,538

Provision for income taxes                                  --               --
                                                  ------------     ------------
Net income                                        $  7,228,015          575,538
                                                  ============     ============

Earnings per Share of Common Stock:
Net Income:
Basic                                             $      0.14      $        0.01
Dilutive                                          $      0.14      $        0.01

   The accompanying notes are an integral part of these financial statements.

                         CHINA ORGANIC AGRICULTURE, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

                                                                    9/30/2007       9/30/2006
                                                                   -----------     -----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                         $ 9,627,675     $ 2,093,413
Adjustments to reconcile net income to net cash
provided by operating activities:
Payment of debt with share issuance                                     69,000
Depreciation and amortization                                          137,836         147,141
(Increase) / decrease in assets:
Accounts receivables                                                (3,571,036)     (1,151,014)
Inventory                                                           (3,912,760)        639,834
Other current assets                                                  (676,378)          2,954
Increase / (decrease) in current liabilities:
Accounts payable and accrued expenses                                 (712,702)     (1,490,772)

Taxes payable                                                          (51,649)        (60,254)
                                                                   -----------     -----------
Net cash provided by operating activities                              909,986         181,302
                                                                   ===========     ===========

CASH FLOWS FROM INVESTING ACTIVITIES

Purchase of property & equipment                                      (344,845)        (32,490)
                                                                   -----------     -----------
Net cash provided by Investing activities                             (344,845)        (32,490)
                                                                   ===========     ===========
CASH FLOWS FROM FINANCING  ACTIVITIES
Proceeds of loans                                                    2,063,797              --
                                                                   -----------     -----------
Net Cash provided by Financing Activities                            2,063,797              --
                                                                   -----------     -----------
Effect of exchange rate changes on cash and cash equivalents            51,094          42,697

Net change in cash and cash equivalents                              2,680,032         191,509
Cash and cash equivalents, beginning balance                           316,461         626,578
                                                                   -----------     -----------
Cash and cash equivalents, ending balance                          $ 2,996,493     $   818,087
                                                                   ===========     ===========
SUPPLEMENTAL DISCLOSURES:
Cash paid during the year for:
Income tax payments                                                $        --     $        --
                                                                   ===========     ===========
Interest payments                                                  $        --     $        --
                                                                   ===========     ===========

   The accompanying notes are an integral part of these financial statements.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007

                                                                                  Other        Retained          Total
                                                 Common Stock    Statutory    Comprehensive    Earnings      Stockholders'
                                                    Amount        Reserves        Income       (Deficit)         Equity
                                                 -----------    -----------    -----------    -----------     -----------
Balance January 1, 2007                          $ 3,862,976    $   824,168    $    65,137    $  (228,596)    $ 4,523,685
Foreign currency translation adjustments                                            51,094                         51,094
Payment of Debt with share issuance                   69,000                                                       69,000
Net income for the period ended 9/30/2007                                                       9,627,675       9,627,675
                                                 -----------    -----------    -----------    -----------     -----------
Balance September 30, 2007                         3,931,976        824,168        116,231      9,399,078      14,271,453
                                                 ===========    ===========    ===========    ===========     ===========

   The accompanying notes are an integral part of these financial statements.

                         CHINA ORGANIC AGRICULTURE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2007

Note 1 - ORGANIZATION

China Organic Agriculture, Inc. ("CNOA" or "Company") (formerly Industrial Electric Services, Inc.) ("IESI") was incorporated on August 5, 2005, in the state of Florida. The Company has two wholly owned subsidiaries. China Organic Agriculture, Ltd. ("COA") was incorporated on August 10, 2006 under the laws of the British Virgin Islands. Jilin Songyuan City ErMaPao Green Rice Ltd ("ErMaPao") was established in 2002 under the laws of the People's Republic of China. COA owns 100% of ErMaPao. The Company is engaged in the business of rice production and processing.

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The Company's functional currency is the Chinese Yuan Renminbi; however the accompanying consolidated financial statements have been translated and presented in U. S. Dollars.

On March 15, 2007, CNOA, formerly IESI, through a reverse merger, issued 27,448,776 shares of stock in consideration for all the outstanding shares of COA. The accompanying financial statements present the pro-forma historical financial condition, results of operations and cash flows of COA prior to the merger.

Translation Adjustment

As of September 30, 2007 and December 31, 2006, the accounts of China Organic Agriculture, Inc., were maintained, and its financial statements were expressed, in Chinese Yuan Renminbi. Such financial statements were translated into U.S. Dollars in accordance with Statement of Financial Accounting Standards ("SFAS") No. 52, "Foreign Currency Translation" ("SFAS No. 52"), with the Chinese Yuan Renminbi as the functional currency. According to SFAS No. 52, all assets and liabilities were translated at the current exchange rate, stockholders' equity is translated at the historical rates and income statement items are translated at the average exchange rate for the period. The resulting translation adjustments are reported under other comprehensive income in accordance with SFAS No. 130, "Reporting Comprehensive Income," as a component of shareholders equity. Transaction gains and losses are reflected in the income statement.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Risks and Uncertainties

The Company is subject to substantial risks from, among other things, intense competition associated with the industry in general, other risks associated with financing, liquidity requirements, rapidly changing customer requirements, limited operating history, foreign currency exchange rates and the volatility of public markets.

                         CHINA ORGANIC AGRICULTURE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2007

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company's management and legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company's legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company's financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material would be disclosed.

Loss contingencies considered to be remote by management are generally not disclosed unless they involve guarantees, in which case the guarantee would be disclosed.

Advertising Costs

The Company expenses advertising costs as incurred. For the nine months ending September 30, 2007 advertising costs were $ 12,853.

Cash and Cash Equivalents

Cash and cash equivalents include cash in hand and cash in time deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less.

Accounts Receivable

The Company maintains reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. Terms of the sales vary. Reserves are recorded primarily on a specific identification basis. There are no doubtful accounts as of September 30, 2007 and December 31, 2006.

Inventories

Inventories are valued at the lower of cost (determined on a weighted average basis) or market. Management compares the cost of inventories with the market value and allowance is made for writing down their inventories to market value, if lower. As of September 30, 2007 and December 31, 2006 inventory consisted of finished goods valued at $1,606,038 and $ 45,645, respectively. Raw material inventories as of September 30, 2007 and December 31, 2006 are valued at $ 2,743,117 and $ 390,750, respectively.

                         CHINA ORGANIC AGRICULTURE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                SEPTEMBER 30 2007

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Property, Plant & Equipment

Property, plant and equipment are stated at cost. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When property, plant and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property, plant and equipment is provided using the straight-line method for substantially all assets with estimated lives of:

             Machinery & equipment                5-10 years
             Real property                        20   years
             Transportation equipment             5    years

As of September 30, 2007 and December 31, 2006 Property, Plant & Equipment consist of the following:

                                                     9/30/2007      12/31/2006
                                                    -----------     -----------
Construction in progress                                295,252              --

Machinery & equipment                               $   277,068         240,203

Real property                                           579,989         579,988

Transportation equipment                                 61,302          48,575
                                                    -----------     -----------
                                                      1,213,611         868,766

Accumulated depreciation                               (181,187)       (147,038)
                                                    -----------     -----------
                                                    $ 1,032,424     $   721,728
                                                    ===========     ===========

                         CHINA ORGANIC AGRICULTURE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2007

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Intangible Assets

Intangible assets are amortized using the straight-line method over their estimated period of benefit, ranging from one to ten years. We evaluate the recoverability of intangible assets periodically and take into account events or circumstances that warrant revised estimates of useful lives or that indicate that impairment exists. All of our intangible assets are subject to amortization. No impairments of intangible assets have been identified during any of the periods presented. In October 2005 the company purchased land rights which expire in 2032.

The components of finite-lived intangible assets are as follows:

September 30, 2007      $ 3,613,293
                        ===========

The estimated future amortization expenses related to intangible asset as of September 30, 2007 are as follows:

                2008        $   140,112
                2009            140,112
                2010            140,112
                2011            140,112
                2012            140,112
          Thereafter        $ 2,639,973

Long-Lived Assets

Effective January 1, 2002, the Company adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and the accounting and reporting provisions of Accounting Principles Board ("APB") Opinion No. 30, "Reporting the Results of Operations for a Disposal of a Segment of a Business." The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS No. 144. SFAS No. 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on its review, the Company believes that, as of September 30, 2007 there were no significant impairments of its long-lived assets.

Fair Value of Financial Instruments

SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities that qualify as financial instruments are a reasonable estimate of fair value.

                         CHINA ORGANIC AGRICULTURE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2007

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue Recognition

The Company's revenue recognition policies are in compliance with Staff Accounting Bulletin No. 104, "Revenue Recognition." Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectibility is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.

Stock-Based Compensation

In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights. SFAS No. 123 requires compensation expense to be recorded (i) using the new fair value method or (ii) using the existing accounting rules prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations with proforma disclosure of what net income and earnings per share would have been had the Company adopted the new fair value method. The Company uses the intrinsic value method prescribed by APB 25 and has opted for the disclosure provisions of SFAS No.123.

In December 2004, the FASB issued SFAS Statement No. 123R, "Share-Based Payment, an Amendment of FASB Statement No. 123" ("SFAS No. 123R"). FAS No. 123R requires companies to recognize in the statement of operations the grant- date fair value of stock options and other equity-based compensation issued to employees. SFAS No. 123R is effective beginning in the Company's first quarter of fiscal 2006.

Income Taxes

The Company utilizes SFAS No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Basic and Diluted Earnings per Share

Earnings per share are calculated in accordance with the SFAS No. 128, "Earnings per Share" ("SFAS No. 128"). SFAS No. 128 superseded APB No. 15. The basic earnings per share is based upon the weighted average number of common shares outstanding. Dilutive earnings per share is based on the weighted average shares of the common stock outstanding adjusted for the impact of potentially dilutive securities outstanding.

                         CHINA ORGANIC AGRICULTURE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2007

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Statement of Cash Flows

In accordance with SFAS No. 95, "Statement of Cash Flows," cash flows from the Company's operations are based upon the local currency. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are cash, accounts receivable and other receivables arising from its normal business activities. The Company places its cash in what it believes to be credit-worthy financial institutions. The Company has a diversified base of customers, most of which are in China. The Company controls credit risk related to accounts receivable through credit approvals, credit limits and monitoring procedures. The Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk, establishes an allowance, if required, for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowance is limited.

Segment Reporting

SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," requires use of the management approach model for segment reporting. The management approach model is based on how a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

Recent Accounting Pronouncements

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections." This statement applies to all voluntary changes in accounting principle and requires retrospective application to prior periods' financial statements of changes in accounting principle, unless this would be impracticable. This statement also makes a distinction between "retrospective application" of an accounting principle and the "restatement" of financial statements to reflect the correction of an error. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

In June 2005, the EITF reached consensus on Issue No. 05-6, "Determining the Amortization Period for Leasehold Improvements" ("EITF 05-6.") EITF 05-6 provides guidance on determining the amortization period for leasehold improvements acquired in a business combination or acquired subsequent to lease inception. The guidance in EITF 05-6 will be applied prospectively and is effective for periods beginning after June 29, 2005. EITF 05-6 is not expected to have a material effect on its consolidated financial position or results of operations.

In June 2005, the FASB Staff issued FASB Staff Position 150-5 ("FSP 150-5"), "Issuers Accounting under FASB Statement No. 150 for Freestanding Warrants and Other Similar Instruments on Shares that are Redeemable." FSP 150-5 addresses whether freestanding warrants and other similar instruments on shares that are redeemable, either puttable or mandatorily redeemable, would be subject to the

                         CHINA ORGANIC AGRICULTURE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2007

Recent Accounting Pronouncements (cont'd)

requirements of FASB Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity," regardless of the timing or the redemption feature or the redemption price. The FSP is effective after June 30, 2005.

In February 2006, FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments." SFAS No. 155 amends SFAS No 133, "Accounting for Derivative Instruments and Hedging Activities," ("SFAS No. 133") and SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS No. 140"). SFAS No. 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis. SFAS No. 155 also clarifies and amends certain other provisions of SFAS No. 133 and SFAS No.
140. This statement is effective for all financial instruments acquired or issued in fiscal years beginning after September 15, 2006. The Company does not expect its adoption to have a material impact on its financial position, results of operations or cash flows.

In March 2006, the FASB issued SFAS Statement No. 156, "Accounting for Servicing of Financial Assets - an amendment to FASB Statement No. 140," ("SFAS No. 156"). Statement No. 156 requires that an entity recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a service contract under certain situations. The new standard is effective for fiscal years beginning after September 15, 2006. The Company does not expect its adoption of this new standard to have a material impact on its financial position, results of operations or cash flows.

In September, 2006, FASB issued SFAS 157 "Fair Value Measurements," ("SFAS No. 157"). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles ("GAAP"), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, as the FASB previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, SFAS No. 157 does not require any new fair value measurements. However, for some entities, the application of SFAS No. 157 will change current practice. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently evaluating the effect of this pronouncement on financial statements.

In September 2006, FASB issued SFAS 158 "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106, and 132(R)." SFAS No. 158 improves financial reporting by requiring an employer to recognize the over funded or under funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006.

                         CHINA ORGANIC AGRICULTURE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2007

Recent Accounting Pronouncements (cont'd)

An employer without publicly traded equity securities is required to recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after June 15, 2007.

The requirement to measure plan assets and benefit obligations as of the date of the employer's fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008.

The Company believes that the adoption of these standards will have no material impact on its financial statements.

In February, 2007, FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115." This Statement permits entities to choose to measure many financial instruments and certain other items at fair value. This Statement is expected to expand the use of fair value measurement, which is consistent with the Board's long-term measurement objectives for accounting for financial instruments. This Statement is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007. The Company is currently evaluating the effect of this pronouncement on financial statements.

Note 3 - COMPENSATED ABSENCES

Regulation 45 of local labor law entitles employees to annual vacation leave after 1 year of service. In general all leave must be utilized annually, with proper notification. Any unutilized leave is cancelled.

Note 4 - INCOME TAXES

The Company's subsidiary, Jilin Province ErMaPao Green Rice Ltd, is governed by the Income Tax Laws of the People's Republic of China ("PRC"). Pursuant to the PRC Income Tax Laws, the Enterprise Income Tax (EIT) is at a statutory rate of 33%, which is comprised of 30% national income tax and 3% local income tax. However, the Company has received a Notice of Exemption from income taxes.

Note 5 - COMMITMENTS

The Company leases facilities and equipment under operating leases that have expired, but continue on a month to month basis. Rental expenses were $ 19,473 for the nine months ended September 30, 2007. The Company has no future minimum obligations as of September 30, 2007.

On May 31, 2007, China Organic Agriculture Inc. entered into a Fixed Price Standby Equity Distribution Agreement with six potential investors. Pursuant to the Fixed Price Standby Equity Distribution Agreement, the Company may, at its discretion, periodically sell to the Investors up to 20 million shares of the Company's common stock, par value $.001 per share, for a total purchase price of up to $21 million (a per share purchase price of $1.05 per share).

                         CHINA ORGANIC AGRICULTURE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2007

Note 6 - STATUTORY RESERVE

In accordance with the laws and regulations of the PRC, a wholly-owned Foreign Invested Enterprises income, after the payment of the PRC income taxes, shall be allocated to the statutory surplus reserves and statutory public affair fund. Prior to January 1, 2006, 10% of the profit after tax was to be allocated to the surplus reserve fund and an additional 5-10% allocated to the public affair fund. The public affair fund reserve was limited to 50% of the registered capital. Effective January 1, 2006, there is now only one fund requirement, with 10% of income after tax to be allocated to the statutory reserve, not to exceed 50% of registered capital.

Statutory reserve funds are restricted for set off against losses, expansion of production and operation or increase in register capital of the respective company. Statutory public welfare fund is restricted to the capital expenditures for the collective welfare of employees. These reserves are not transferable to the Company in the form of cash dividends, loans or advances. These reserves are therefore not available for distribution except in liquidation. As of September 30, 2007 and December 31, 2006, the Company had allocated $824,168 to these non-distributable reserve funds.

Note 7 - OTHER COMPREHENSIVE INCOME

Balances of after-tax components of accumulated Other comprehensive income, included in stockholders' equity at September 30, 2007 and December 31, 2006 are as follows:

                                                                       Total
                                                                    Accumulated
                                              Foreign Currency         Other
                                                Translation        Comprehensive
                                                 Adjustment           Income
                                              ---------------    ---------------
    Balance at December 31, 2006              $        65,137    $        65,137
    Change for 2007                                    51,094             51,094
                                              ---------------    ---------------
    Balance at September 30, 2007             $       116,231    $       116,231
                                              ===============    ===============

Note 8 - CURRENT VULNERABILITY DUE TO CERTAIN RISK FACTORS

The Company's operations are carried out in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, and by the general state of the PRC's economy. The Company's business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

                         CHINA ORGANIC AGRICULTURE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2007

Note 9 - MAJOR CUSTOMERS AND CREDIT RISK

The Company had no customers who accounted for more than 10% of revenues during the six months ended June 30, 2007. No customers accounted for more than 10% of the Company's accounts receivable at September 30, 2007.

Note 10 - NOTES PAYABLE RELATED PARTY

The company received $2,063,797 from a company related to existing shareholders of the company. The company will apply the loan proceeds to the expansion of its rice processing base, including the purchase and assembly of an advanced rice processing line.

Note 11 - SUBSEQUENT EVENT

On October 17, 2007, the Board of Directors of China Organic Agriculture Inc. removed Mr. Jian Lin as Chief Executive Officer of the Company, effective as of that date. Simultaneous with the foregoing, Mr. Zhidong Li was elected to the position of Chief Executive Officer of the Company, and as a Director. Mr. Li resigned in early November 2007, citing personal reasons, and has not been replaced. Mr. Xianhua Hu, the Company's Chief Financial Officer, resigned as of November 5, 2007, and was replaced on November 7, 2007 by Mr. Xuefeng Guo.

                         CHINA ORGANIC AGRICULTURE, LTD

                        CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2006 AND 2005

                                TABLE OF CONTENTS

Report of Independent Registered Public Accounting Firm                       3

Consolidated Balance Sheets                                                   4

Consolidated Statements of Income                                             5

Consolidated Statements of Cash Flows                                         6

Consolidated Statements of Stockholders Equity                                7

Notes to  Consolidated Financial Statements                              8 - 17

MORGENSTERN, SVOBODA, & BAER, CPA's, P.C.

CERTIFIED PUBLIC ACCOUNTANTS
40 Exchange Place, Suite 1820
New York, NY 10005
TEL: (212) 925-9490
FAX: (212) 226-9134
E-MAIL: MSBCPAS@GMAIL.COM


Board of Directors and Stockholders of
China Organic Agriculture, Ltd

We have audited the accompanying consolidated balance sheet of China Organic Agriculture, Ltd ("Company") as of December 31, 2006 and 2005, and the related consolidated statements of income, comprehensive income, consolidated statements of stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of China Organic Agriculture, Ltd as of December 31, 2006 and 2005, and the results of their operations and their cash flows for the periods then ended, in conformity with generally accepted accounting principles in the United States of America.


Morgenstern, Svoboda & Baer, CPAs, P.C.
Certified Public Accountants

New York, NY
February 23, 2007

                         CHINA ORGANIC AGRICULTURE, LTD
                           CONSOLIDATED BALANCE SHEET
                           DECEMBER 31, 2006 AND 2005

                                   ASSETS                   2006         2005
                                                         ----------   ----------
Current Assets
Cash and cash equivalents                                $  316,061   $  626,578
Accounts receivable, net                                    801,719      594,113
Inventory                                                   436,395      741,833
Other receivables                                             3,284        8,649
                                                         ----------   ----------
Total Current Assets                                      1,557,459    1,971,173

Property & equipment, net                                   721,728      753,992

Intangibles, net                                          3,444,220    3,580,259
                                                         ----------   ----------
Total Assets                                             $5,723,407   $6,305,424
                                                         ==========   ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses                    $1,070,218   $1,551,779
Taxes payable                                                51,649      158,564
                                                         ----------   ----------

Total Current Liabilities                                 1,121,867    1,710,343
                                                         ----------   ----------

Stockholders' Equity

Common stock,  par value, "nil"                             733,304      733,304
Statutory reserves                                          824,168      481,110
Other comprehensive income                                   65,137       60,610
Retained earnings                                         2,978,931    3,320,057
                                                         ----------   ----------
Total Stockholders' Equity                                4,601,540    4,595,081
                                                         ----------   ----------
Total Liabilities and Stockholders' Equity               $5,723,407   $6,305,424
                                                         ==========   ==========



   The accompanying notes are an integral part of these financial statements.

                         CHINA ORGANIC AGRICULTURE, LTD
                        CONSOLIDATED STATEMENTS OF INCOME
                 FOR THE YEARS ENDING DECEMBER 31, 2006 AND 2005

                                                            2006         2005
                                                         ----------   ----------

Sales, net                                               $9,002,345   $6,601,698

Cost of sales                                             5,210,575    3,896,487
                                                         ----------   ----------
Gross profit                                              3,791,770    2,705,211

Selling, general and administrative expenses                364,500      232,872
                                                         ----------   ----------
Income from operations                                    3,427,270    2,472,339
                                                         ----------   ----------
Interest income                                               3,827        3,366
                                                         ----------   ----------
Income before income taxes                                3,431,097    2,475,705

Provision for income taxes                                       --           --
                                                         ----------   ----------
Net income                                               $3,431,097   $2,475,705
                                                         ==========   ==========

   The accompanying notes are an integral part of these financial statements.

                         CHINA ORGANIC AGRICULTURE, LTD
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

                                                                             2006                    2005
                                                                         -----------             -----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                               $ 3,431,097             $ 2,475,705
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization                                                196,751                  84,244
Loss of fixed assets retirements                                               4,042                      --
(Increase) / decrease in assets:
Accounts receivables                                                        (207,606)                (93,605)
Inventory                                                                    305,438                (145,558)
Other current assets                                                           5,365                  (4,288)
Increase / (decrease) in current liabilities:
Accounts payable and accrued expenses                                       (481,561)              1,401,675
Taxes payable                                                               (106,915)                104,996
                                                                         -----------             -----------
Net cash provided by operating activities                                  3,146,611               3,823,169
                                                                         ===========             -----------

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of intangible asset                                                      --              (3,613,293)

Purchase of property & equipment                                             (32,490)               (620,130)
                                                                         -----------             -----------
Net cash provided by Investing activities                                    (32,490)             (4,233,423)
                                                                         ===========             ===========
CASH FLOWS FROM FINANCING ACTIVITIES
Capital contributions, net                                                        --                 543,662
Dividend                                                                  (3,429,165)                     --
                                                                         -----------             -----------
Net cash (used in) provided by financing activities                       (3,429,165)                543,662
                                                                         -----------             -----------
Effect of exchange rate changes on cash and cash equivalents                   4,527                  59,921

Net change in cash and cash equivalents                                     (310,517)                193,329
Cash and cash equivalents, beginning balance                                 626,578                 433,249
                                                                         -----------             -----------
Cash and cash equivalents, ending balance                                $   316,061             $   626,578

                                                                         ===========             ===========
SUPPLEMENTAL DISCLOSURES:
Cash paid during the year for:
Income tax payments                                                      $        --             $        --
                                                                         ===========             ===========
Interest payments                                                        $        --             $        --
                                                                         ===========             ===========

   The accompanying notes are an integral part of these financial statements.

                         CHINA ORGANIC AGRICULTURE, LTD
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                  FOR THE YEAR ENDED DECEMBER 31, 2006 AND 2005

                                            Common                   Other                      Total
                                             Stock    Statutory   Comprehensive   Retained    Stockholders'
                                            Amount    Reserves       Income       Earnings      Equity
                                            ------    --------       ------       --------      ------
Balance January 1, 2005                    $ 84,859   $214,537    $      689    $ 1,215,708    $1,515,793
Amend Registered Capital                    648,445   (104,783)                                   543,662
Transfer to statutory reserve                          371,356                     (371,356)           --
Foreign currency translation adjustments                              59,921                       59,921
Net income for the period ended 12/31/2005                                        2,475,705     2,475,705
                                          ---------   --------    ----------    -----------    ----------
Balance December 31, 2005                   733,304    481,110        60,610      3,320,057     4,595,081
Foreign currency translation adjustments                               4,527                        4,527
Net income for the year ended 12/31/2006                                          3,431,097     3,431,097
Dividend                                                                         (3,429,165)   (3,429,165)
Transferred to statutory reserve                       343,058                     (343,058)           --
                                          ---------   --------    ----------    -----------    ----------
Balance December 31, 2006                 $ 733,304   $824,168    $   65,137    $ 2,978,931    $4,601,540
                                          =========   ========    ==========    ===========    ==========

   The accompanying notes are an integral part of these financial statements.

                         CHINA ORGANIC AGRICULTURE, LTD
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2006 AND 2005

Note 1 - ORGANIZATION

China Organic Agriculture, Ltd ("COA" and the "Company") was incorporated on August 10, 2006 under the laws of the British Virgin Islands. Jilin Songyuan City ErMaPao Green Rice Ltd ("ErMaPao") was established in 2002 under the laws of The People's Republic of China. COA owns 100% of ErMaPao. The Company is engaged in the business of rice production and processing.

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The Company's functional currency is the Chinese Yuan Renminbi ("CNY"); however the accompanying consolidated financial statements have been translated and presented in United States Dollars ("USD").

Translation Adjustment

As of December 31, 2006 and 2005, the accounts of China Organic Agriculture, Ltd were maintained, and its financial statements were expressed, in Chinese Yuan Renminbi. Such financial statements were translated into U.S. Dollars in accordance with Statement of Financial Accounting Standards ("SFAS") No. 52, "Foreign Currency Translation," with the CNY as the functional currency. According to the Statement, all assets and liabilities were translated at the current exchange rate, stockholders' equity is translated at the historical rates and income statement items are translated at the average exchange rate for the period. The resulting translation adjustments are reported under other comprehensive income in accordance with SFAS No. 130, "Reporting Comprehensive Income," as a component of shareholders' equity. Transaction gains and losses are reflected in the income statement.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Risks and Uncertainties

The Company is subject to substantial risks from, among other things, intense competition associated with the industry in general, other risks associated with financing, liquidity requirements, rapidly changing customer requirements, limited operating history, foreign currency exchange rates and the volatility of public markets.

                         CHINA ORGANIC AGRICULTURE, LTD
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2006 AND 2005

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company's management and legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company's legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company's financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material would be disclosed.

Loss contingencies considered to be remote by management are generally not disclosed unless they involve guarantees, in which case the guarantee would be disclosed.

Advertising Costs

The Company expenses advertising costs as incurred, and for the years ending December 31, 2006 and 2005, advertising costs were $6,298 and $6,896, respectively.

Cash and Cash Equivalents

Cash and cash equivalents include cash in hand and cash in time deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less.

Accounts Receivable

The Company maintains reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. Terms of the sales vary. Reserves are recorded primarily on a specific identification basis. There are no doubtful accounts as of December 31, 2006 or 2005.

Inventories

Inventories are valued at the lower of cost (determined on a weighted average basis) or market. The Management compares the cost of inventories with the market value and allowance is made for writing down their inventories to market value, if lower. As of December 31, 2006 and 2005 inventory consisted of finished goods valued at $45,645 and $513,598, respectively. Raw material inventories as of December 31, 2006 and 2005 are valued at $390,750 and $228,235, respectively.

                         CHINA ORGANIC AGRICULTURE, LTD
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2006 AND 2005

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Property, Plant & Equipment

Property, plant and equipment are stated at cost. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When property, plant and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property, plant and equipment is provided using the straight-line method for substantially all assets with estimated lives of:

Machinery & equipment                           5-10   years
Real property                                   20     years
Transportation equipment                        5      years

As of December 31, 2006 and 2005 Property, plant & equipment consist of the following:

                                                      2006               2005
                                                   ---------          ---------

Machinery & equipment                              $ 240,203            240,203

Real property                                        579,988            584,879

Transportation equipment                              48,575             16,085
                                                   ---------          ---------
                                                     868,766            841,167
Accumulated depreciation                            (147,038)           (87,175)
                                                   ---------          ---------

                                                   $ 721,728            753,992
                                                   ---------          ---------

                         CHINA ORGANIC AGRICULTURE, LTD
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2006 AND 2005

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Intangible Assets

Intangible assets are amortized using the straight-line method over their estimated period of benefit, ranging from one to ten years. We evaluate the recoverability of intangible assets periodically and take into account events or circumstances that warrant revised estimates of useful lives or that indicate that impairment exists. All of our intangible assets are subject to amortization. No impairments of intangible assets have been identified during any of the periods presented. In October 2005, the Company purchased land rights which expire in 2032.

The components of finite-lived intangible assets are as follows:

 December 31, 2006           $ 3,613,293
                             ===========

The estimated future amortization expense related to intangible assets, as of December 31, 2006, is as follows:

                           2007                    $  136,887
                           2008                       136,887
                           2009                       136,887
                           2010                       136,887
                           2011                       136,887
                     Thereafter                    $2,759,785

Long-Lived Assets

Effective January 1, 2002, the Company adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and the accounting and reporting provisions of Accounting Principles Board ("APB") Opinion No. 30, "Reporting the Results of Operations for a Disposal of a Segment of a Business." The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS No. 144. SFAS No. 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on its review, the Company believes that, as of December 31, 2006, there were no significant impairments of its long-lived assets.

Fair Value of Financial Instruments

SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

                         CHINA ORGANIC AGRICULTURE, LTD
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2006 AND 2005

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue Recognition

The Company's revenue recognition policies are in compliance with Staff Accounting Bulletin ("SAB") 104, "Revenue Recognition." Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.

Stock-Based Compensation

In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). SFAS No. 123 prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights. SFAS No. 123 requires compensation expense to be recorded (i) using the new fair value method or (ii) using the existing accounting rules prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations with proforma disclosure of what net income and earnings per share would have been had the Company adopted the new fair value method. The Company uses the intrinsic value method prescribed by APB 25 and has opted for the disclosure provisions of SFAS No. 123.

In December 2004, the FASB issued SFAS No. 123R, "Share-Based Payment, an Amendment of FASB Statement No. 123" ("SFAS No. 123R"). SFAS No. 123R requires companies to recognize in the statement of operations the grant-date fair value of stock options and other equity-based compensation issued to employees. FAS No. 123R is effective beginning in the Company's first quarter of fiscal 2006.

Income Taxes

The Company utilizes SFAS No. 109, "Accounting for Income Taxes", which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Basic and Diluted Earnings per Share

Earnings per share is calculated in accordance with the SFAS No. 128, "Earnings per Share" ("SFAS No. 128"). SFAS No. 128 superseded APB No. 15. The basic earnings per share is based upon the weighted average shares of common shares outstanding. Dilutive earnings per share is based on the weighted average shares of the common stock outstanding adjusted for the impact of potentially dilutive securities outstanding.

                         CHINA ORGANIC AGRICULTURE, LTD
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2006 AND 2005

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Statement of Cash Flows

In accordance with SFAS No. 95, "Statement of Cash Flows," cash flows from the Company's operations are based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are cash, accounts receivable and other receivables arising from its normal business activities. The Company places its cash in what it believes to be credit-worthy financial institutions. The Company has a diversified base of customers, most of which are in China. The Company controls credit risk related to accounts receivable through credit approvals, credit limits and monitoring procedures. The Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk, establishes an allowance, if required, for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowance is limited.

Segment Reporting

SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," requires use of the management approach model for segment reporting. The management approach model is based on how the company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

Recent Accounting Pronouncements

In May 2005, SFAS No. 154, "Accounting Changes and Error Corrections," was issued. This statement applies to all voluntary changes in accounting principle and requires retrospective application to prior periods' financial statements of changes in accounting principle, unless this would be impracticable. This statement also makes a distinction between "retrospective application" of an accounting principle and the "restatement" of financial statements to reflect the correction of an error. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

In June 2005, the FASB's Emerging Issues Task Force ("EITF") reached consensus on Issue No. 05-6, "Determining the Amortization Period for Leasehold Improvements" ("EITF 05-6"). EITF 05-6 provides guidance on determining the amortization period for leasehold improvements acquired in a business combination or acquired subsequent to lease inception. The guidance in EITF 05-6 is effective for periods beginning after June 29, 2005.

                         CHINA ORGANIC AGRICULTURE, LTD
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2006 AND 2005

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In June 2005, the FASB Staff issued FASB Staff Position ("FSP") 150-5, "Issuers Accounting under FASB Statement No. 150 for Freestanding Warrants and Other Similar Instruments on Shares that are Redeemable" ("FSP 150-5"). FSP 150-5 addresses whether freestanding warrants and other similar instruments on shares that are redeemable, either puttable or mandatorily redeemable, would be subject to the requirements of FASB Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity," regardless of the timing or the redemption feature or the redemption price. The FSP is effective after June 30, 2005.

On February 16, 2006 the Financial Accounting Standards Board (FASB) issued SFAS No. 155, "Accounting for Certain Hybrid Instruments" ("SFAS No. 155"), which amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," and SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis. SFAS No. 155 also clarifies and amends certain other provisions of SFAS No. 133 and SFAS No. 140. This Statement is effective for all financial instruments acquired or issued in fiscal years beginning after September 15, 2006. The Company does not expect its adoption of this new standard to have a material impact on its financial position, results of operations or cash flows.

In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets - an amendment to FASB Statement No. 140" ("SFAS No. 156"). SFAS No. 156 requires that an entity recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a service contract under certain situations. The new standard is effective for fiscal years beginning after September 15, 2006. The Company does not expect its adoption of this new standard to have a material impact on its financial position, results of operations or cash flows.

In September, 2006, FASB issued SFAS No. 157, "Fair Value Measurements" ("SFAS No. 157"). This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles ("GAAP"), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, SFAS No. 157 does not require any new fair value measurements. However, for some entities, the application of this SFAS No. 157 will change current practice. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently evaluating the effect of this pronouncement on its financial statements.

                         CHINA ORGANIC AGRICULTURE, LTD
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2006 AND 2005

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In September 2006, FASB issued SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106, and 132(R)" ("SFAS No. 158"). SFAS No. 158 improves financial reporting by requiring an employer to recognize the over funded or under funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures for fiscal years ending after December 15, 2006. An employer without publicly traded equity securities is required to recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures for fiscal years ending after June 15, 2007.

The requirement to measure plan assets and benefit obligations as of the date of the employer's fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008.

The Company believes that the adoption of these standards will have no material impact on its financial statements.

Note 3 - COMPENSATED ABSENCES

Regulation 45 of local labor law entitles employees to annual vacation leave after one year of service. In general all leave must be utilized annually, with proper notification. Any unutilized leave is cancelled.

Note 4 - INCOME TAXES

The Company is governed by the Income Tax Laws of the PRC. Pursuant to the PRC Income Tax Laws, the Enterprise Income Tax (EIT) is at a statutory rate of 33%, which is comprises of 30% national income tax and 3% local income tax. The Company received a notice of exemption from income taxes for 2006 and 2005.

Note 5 - COMMITMENTS

The Company leases facilities and equipment under operating leases that terminate in 2005 and 2006. Rental expense under these agreements consisted of $1,889 and $1,835 for 2006 and 2005, respectively. The Company has the following future minimum obligations as of:

                  12/31/2006        12/31/2005
                  ----------        ----------
2006                  -               $1,916

                         CHINA ORGANIC AGRICULTURE, LTD
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2006 AND 2005

Note 6 - STATUTORY RESERVE

In accordance with the laws and regulations of the PRC, a portion of a wholly-owned Foreign Invested Enterprises' income, after the payment of the PRC income taxes, shall be allocated to the statutory surplus reserve fund and the statutory public affair fund. Prior to January 1, 2006 the proportion of allocation for reserve was 10% of the profit after tax to the surplus reserve fund and an additional 5-10% to the public affair fund. The public affair fund reserve was limited to 50% of the registered capital. Effective January 1, 2006, there is now only one fund requirement. The reserve is 10% of income after tax, not to exceed 50% of registered capital.

Statutory reserve funds are restricted for set off against losses, expansion of production and operation or increase in register capital of the respective company. Statutory public welfare fund is restricted to the capital expenditures for the collective welfare of employees. These reserves are not transferable to the Company in the form of cash dividends, loans or advances. These reserves are therefore not available for distribution except in liquidation. As of December 31, 2006 and 2005, the Company had allocated $824,168 and $481,110, respectively, to these non-distributable reserve funds.

Note 7 - OTHER COMPREHENSIVE INCOME

Balances of related after-tax components comprising accumulated other comprehensive income, included in stockholders' equity at December 31, 2006 and December 31, 2005 are as follows:

                                                                     Total
                                                                  Accumulated
                                       Foreign Currency              Other
                                         Translation             Comprehensive
                                          Adjustment                Income
                                      -------------------      -----------------

Balance at January 1, 2005            $              689       $             689
Change for 2005                                   59,921                  59,921
                                      -------------------      -----------------

Balance at December 31, 2005          $           60,610       $          60,610
Change for 2006                                    4,527                   4,527
                                      -------------------      -----------------
Balance at December 31, 2006          $           65,137       $          65,137
                                      ==================       =================


Note 8 - CURRENT VULNERABILITY DUE TO CERTAIN RISK FACTORS

The Company's operations are conducted in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, and by the general state of the PRC's economy. The Company's business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

                         CHINA ORGANIC AGRICULTURE, LTD
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2006 AND 2005


Note 9 - MAJOR CUSTOMERS AND CREDIT RISK

The Company had no customers who accounted for more than 10% of its revenues during the years ended 2006 or 2005. No customers accounted for more than 10% of the Company's accounts receivable as of December 31, 2006 or 2005.